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SOUTHWEST AIRLINES REPORTS MARCH TRAFFIC

DALLAS, TEXAS – April 11, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported March 2012 combined traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran for periods prior to the acquisition date.  See the accompanying tables for combined results.
               The Company flew 9.1 billion revenue passenger miles (RPMs) in March 2012, compared to 9.2 billion combined RPMs flown in March 2011, a decrease of 0.9 percent.  Available seat miles (ASMs) decreased 0.9 percent to 11.1 billion from the March 2011 combined level of 11.2 billion.  The load factor for March 2012 was 81.8 percent, compared to the combined load factor of 81.9 percent in March 2011.  For March 2012, passenger revenue per ASM (PRASM) is estimated to have increased approximately five percent as compared to March 2011’s combined PRASM.
For the first quarter of 2012, the Company flew 23.7 billion RPMs, which was comparable to the combined RPMs flown in the same period in 2011. Year-to-date ASMs increased 1.2 percent to 30.6 billion from the combined level of 30.3 billion for the same period in 2011.  The year-to-date load factor was 77.3 percent, compared to the combined load factor of 78.4 percent for the same period in 2011.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	MARCH
	2012	2011	CHANGE

Revenue passengers carried	9,593,562	9,723,626	(1.3)%

Enplaned passengers	11,734,862	11,918,558	(1.5)%

Revenue passenger miles (000)	9,076,847	9,163,742	(0.9)%

Available seat miles (000)	11,091,368	11,193,348	(0.9)%

Load factor	81.8%	81.9%	(0.1	) p	ts.

Average length of haul	946	942	0.4%

Trips flown	118,689	121,774	(2.5)%

	YEAR-TO-DATE
	2012	2011	CHANGE

Revenue passengers carried	25,560,822	25,581,395	(0.1)%

Enplaned passengers	31,154,453	31,194,252	(0.1)%

Revenue passenger miles (000)	23,684,869	23,715,429	(0.1)%

Available seat miles (000)	30,632,893	30,263,545	1.2%

Load factor	77.3%	78.4%	(1.1	) p	ts.

Average length of haul	927	927	-

Trips flown	333,896	333,567	0.1%

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